SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS
By signing this Separation Agreement and General Release of Claims (this “Agreement”), I, Lauren Silvernail (hereafter “Employee,” “Me,” “My,” or “I”), acknowledge that Evolus, Inc., a Delaware corporation (“Company”) and I have reached a final binding agreement as to the circumstances surrounding my separation from employment with Company. I am party to an Employment Agreement effective as of May 29, 2018 (the “Employment Agreement”). I acknowledge that this document contains the entire agreement with respect to the subject matter hereof:
1.Separation. I agree that my roles as Chief Financial Officer and Executive Vice President, Corporate Development of Company (and positions I hold at any subsidiary or affiliate of Company) will cease and my employment status with Company will cease effective May 31, 2022 (my “Separation Date”), provided that in the event that a new Chief Financial Officer is hired prior to my Separation Date I will work with the company to transition my title.
2.Return of Property. I warrant and represent that I have or will on my Separation Date have returned all Company property, including identification cards or badges, access codes or devices, keys, laptops, computers, telephones, mobile phones, hand-held electronic devices, credit cards, electronically stored documents or files, physical files, and any other Company property in my possession. Personal files and property may be removed with consent from the Company.
3.Severance. Subject in each case to Section 3.6 below, Company will provide me the severance benefits set forth below:
3.1.Cash Severance. Company will pay Employee a severance amount equal to (i) 9 months of base salary (based on Employee’s annualized rate of base salary from the Company in effect on the date of this Agreement) and (ii) the target amount of Employee’s annual bonus for the year ending December 31, 2022 (pro-rated for the Separation Date) assuming all applicable performance metrics and objectives have been obtained), which will be paid in a lump sum on or within ten days following the date that the Release (as defined below) becomes irrevocable by Employee and will be subject to customary payroll deductions (the “Severance Amount”).
3.2.Option Vesting. Employee was granted the options to purchase common stock (“Stock Options”) set forth below under the Evolus, Inc. 2017 Omnibus Incentive Plan (the “Plan”). Effective as of Employee’s Separation Date:
3.2.1.Acceleration of Stock Options. The number of shares subject to stock option awards set forth below in the column titled “Additional Shares subject to award accelerated on Separation Date” subject to stock option awards shall immediately become exercisable and shall remain exercisable for 90 days after the Separation Date (subject to earlier termination pursuant to the Plan in connection with a change in control of the Company). Except as specifically provided in this Agreement, the terms of the Option Award Agreement pursuant to which the Stock Options were granted (the “Stock Option Agreement”) will remain unchanged and in full force and effect Employee acknowledges the terms the Stock Option Agreement and Section 17.3 of the Plan regarding taxes; specifically, and without limitation, Employee acknowledges and understand that, regardless of any action the Company may take that is related to any or all income tax, payroll tax, or other tax-related withholding (“Tax-Related Items”), the ultimate liability for all Tax-Related Items owed by Employee is and will remain Employee’s responsibility, and the Company makes no representations or undertakings regarding the treatment of any Tax-Related Items under the Stock Options and does not commit to structure the terms of the Stock Options to reduce or eliminate my liability for Tax-Related Items

Stock Option Grant Date	Shares subject to Award	Exercise Price	Vested as of Separation Date (12 months accelerated)	Additional Shares subject to award accelerated on Separation Date
5/29/2018	200,000	$22.44	200,000 (100%)	0
1/23/2019	45,000	$16.19	45,000 (100%)	11,250
1/23/2020	45,000	$10.19	33,750 (75%)	11,250
1/24/2021	77,640	$5.46	0 (0%)	0

3.2.2.Termination/Expiration of Stock Options. The following number of shares subject to Stock Option awards set forth in the column “Number of shares subject to Award terminated on Separation Date” shall terminate and expire immediately upon the Separation Date.

Grant Date	Shares subject to Award	Exercise Price	Number of shares subject to Award terminated on Separation Date
5/29/2018	200,000	$22.44	0
1/23/2019	45,000	$16.19	0
1/23/2020	45,000	$10.19	11,250 (25%)
1/24/2021	77,640	$5.48	77,640 (100%)

3.3. RSU Vesting. Employee was granted the Restricted stock units (“RSUs”) set forth below under the Evolus, Inc. 2017 Omnibus Incentive Plan (the “Plan”). Effective as of Employee’s Separation Date:
3.3.1.Acceleration. The number of shares subject to RSU awards set forth below in the column titled “Shares Vested on the Separation Date” shall become vested on the Separation Date, subject to the delivery and tax provisions set forth in the RSU Award Agreements which apply to such RSU awards. In each case the payment of the RSUs shall be subject to customary withholding taxes. Except as set forth herein, the terms and conditions covering the RSUs will remain unchanged.

Grant Date	Shares subject to RSU Award	Shares vested on Separation Date
5/29/2018	30,000	7,500
1/23/2020	26,000	6,500

5/13/2020	40,000	0
1/27/2021	90,000	22,500
1/24/2021	53,571	0

3.3.2.Termination/Expiration of RSUs. The following number of shares subject to Stock Option awards set forth in the column “Number of shares subject to Award terminated on Separation Date” shall terminate and expire immediately upon the Separation Date.

Grant Date	Shares subject to RSU Award	Number of shares subject to Award terminated on Separation Date
5/29/2018	30,000	0
1/23/2020	26,000	6,500 (25%)
5/13/2020	40,000	0
1/27/2021	90,000	45,000 (50%)
1/24/2021	53,571	53,571 (100%)

3.4.Health Benefits
3.4.1.COBRA Benefits. To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, Employee will be eligible to continue group health insurance benefits at Employee’s own expense.
3.4.2.COBRA Premiums. If Employee timely elects continued coverage under COBRA, the Company will pay Employee’s COBRA premiums necessary to continue Employee’s coverage (including coverage for eligible dependents, if applicable) (“COBRA Premiums”) through the period (the “COBRA Premium Period”) starting on the Separation Date and ending on the earliest to occur of: (i) September 30, 2023 (ii) the date Employee and Employee’s eligible dependents, if applicable, become eligible for group health insurance coverage through a new employer; or (iii) the date Employee ceases to be eligible for COBRA continuation coverage for any reason, including plan termination. In the event Employee becomes covered under another employer’s group health plan or otherwise cease to be eligible for COBRA during the COBRA Premium Period, Employee must immediately notify the Company of such event.
3.4.3.Special Cash Payments in Lieu of COBRA Premiums. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA Premiums without a substantial risk of violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company instead shall pay to Employee, on the first day of each calendar month, a fully taxable cash payment equal to the applicable COBRA premiums for that month (including premiums for Employee and Employee’s eligible dependents who have elected and remain enrolled in such COBRA coverage), subject to applicable tax withholdings (such amount, the “Special Cash Payment”), for the remainder of the COBRA Premium Period. Employee may, but is not obligated to, use such Special Cash Payments toward the cost of COBRA premiums.

3.5.Payment of Expenses. Company will pay to Employee all business expenses incurred by Employee in the performance of her duties prior to the Separation Date submitted in accordance with, and subject to, Company’s expense reimbursement policies.
3.6.Release. Employee’s rights, and the Company’s obligations, with respect to the payments and benefits provided for in Sections 3.1, 3.2.1, 3.3.1, 3.4.2, and 3.4.3 are subject to the conditions precedent that: (1) Employee complies with all of the terms of this Agreement; and (2) on or after the Separation Date but not more than ten days after the Separation Date, Employee executes and delivers to the Company the Release attached hereto as Exhibit A (the “Release”); and (3) Employee does not revoke this Agreement, the Release, or any portion of either of them.
4.General Release. I, on my own behalf, and on behalf of my heirs, grantees, agents, representatives, devisees, trustees, assigns, assignors, attorneys, and any other entities or persons in which I have an interest (collectively “Releasors”) hereby release and forever discharge Company and each of its past and present agents, employees, representatives, officers, directors, members, managers, attorneys, accountants, insurers, advisors, consultants, assigns, successors, heirs, predecessors in interest, joint ventures, affiliates, subsidiaries, parents, and commonly-controlled entities (collectively “Releasees”) from all liabilities, causes of action, charges, complaints, suits, claims, obligations, costs, losses, damages, rights, judgments, attorneys’ fees, expenses, bonds, bills, penalties, fines, and all other legal responsibilities of any form whatsoever, whether known or unknown, whether suspected or unsuspected, whether fixed or contingent, liquidated or unliquidated that I had or may claim to have against any of the Releasees, including Company, up through and including the date this Agreement is executed by me, including any and all claims arising under any theory of law, whether common, constitutional, statutory or other of any jurisdiction, foreign or domestic, whether known or unknown, whether in law or in equity, which I had or may claim to have against Company or any of the other Releasees. This general release is intended to have the broadest possible application and releases any tort, contract, common law, constitutional, statutory, and other type of claim I had or may claim to have against Company and/or any of the other Releasees. This general release also includes, but is not limited to, (i) all claims of any kind related to my employment with, compensation by and separation from Company, as well as (ii) all claims relating to any acts or omissions occurring prior to or on the date of this Agreement between me and Company as well as between me and any of the other Releasees. Releasors specifically release, among other things, claims under all applicable state and federal laws of any kind, including, but not limited to, any claims based on age, sex, pregnancy, race, color, national origin, marital status, religion, veteran status, disability, sexual orientation, medical condition, or other anti-discrimination laws of any type, including, without limitation, Title VII of the Civil Rights Act of 1964 as amended, the Age Discrimination in Employment Act (Title 29, United States Code, Sections 621, et seq.) (“ADEA”), the Americans with Disabilities Act, the Fair Labor Standards Act, the Family Medical Leave Act, the California Fair Employment and Housing Act, the California Workers’ Compensation Act, the California Labor Code, including sections 200, et seq., 970 and 132a, the California Civil Code, and the California Constitution, any other federal or state statutory claims of any kind whatsoever, and all common law claims of any kind, whether arising in tort or contract. If any governmental agency should assume jurisdiction over any claim, charge or complaint arising out of my employment with Company, Releasors also waive the right to recover damages or any other remedy as a result of such claim, charge, or complaint. I acknowledge and agree that, following the payment of the Severance Amount and delivery of any other benefits set forth in Section 3 of this Agreement, Company as well as all of the other Releasees have no other liabilities or obligations to me of any kind or nature whatsoever to me and the Releasors, including, without limitation, no liabilities or obligations owed to me in connection with or relating to my employment with Company. I represent and warrant that I am not a plaintiff or party to any suit, arbitration, action, or administrative proceeding in which Company or any of the other Releasees is a party. I also agree and promise that I will not file any suit, arbitration, action, or administrative claim, charge or any other type of action against Company or any of the other Releasees asserting any of the matters released herein. I further agree not to prosecute, nor allow to be prosecuted on my behalf, in any administrative agency, whether state or federal, or in any court, whether state or federal, any claim or demand of any type related to the matters released herein, it being my intention that with the execution of this release, Company and all of the other Releasees will be absolutely, unconditionally and forever discharged of and from all liabilities and obligations to me and the other Releasors, except as set forth in Section 3 of this Agreement. Notwithstanding any provision hereof to the contrary, neither I nor any of the Releasors is releasing, and this Agreement shall not be construed to release, any claims I or any of the Releasors have or may have in respect of (1) obligations of Company to perform this Agreement, (2) any rights I have to indemnification pursuant to a written indemnification agreement with the Company, under applicable law, or under the articles of incorporation, bylaws, or similar governing document, or the Company or any of its subsidiaries; or (3) any claim that cannot be released as a matter of law.
5.Release of Age Discrimination Claims. I understand that the general release in Section 4 above includes a waiver of any and all rights and claims I had or may claim to have against Company as well as any of the other Releasees, including any rights and claims which I may claim to have arising under the ADEA. I admit that this Agreement satisfies the requirements of 29 U.S.C. § 626(f). I also acknowledge and agree that I have read and understand the terms of this Agreement. I represent that I have been advised in writing by this Agreement to consult with an attorney of my choosing regarding the waiver of rights and claims under the ADEA. I also acknowledge that I have obtained and considered such legal counsel as I deem necessary, such that I am entering into this Agreement freely, knowingly, and voluntarily. I agree that in return for this Agreement I will receive consideration beyond that which I was already entitled before executing this Agreement. I was informed that I had not less than twenty-one (21) days within which to consider this Agreement and that if I wished to execute this Agreement prior to the expiration of such 21-day period I will have done so voluntarily and with full knowledge that I am waiving my right to have twenty-one (21) days to consider this Agreement; and that such twenty-one (21) day period to consider this Agreement would not and will not be re-started or extended based on any changes, whether material or immaterial, that are or were made to this Agreement in such twenty-one (21) day period after I received it. I was informed that I had seven (7) days following the date of execution of this Agreement in which to revoke this Agreement, and this Agreement will become null and void if I elect revocation during that time. Any revocation must be in writing and must be received by the Company during the seven-day revocation period. In the event that I exercises this revocation right, neither the Company nor I will have any obligation under this Agreement. To revoke, I understand that I must send a written notice of revocation to the Company (Evolus, Inc., 520 Newport Center Dr., Suite 1200, Newport Beach, California 92660, Attention: General Counsel) so that it is received within the seven-day period following execution of this Agreement by me. Nothing in this Agreement prevents or precludes me from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law. I further understand I am not waiving any right or claim.
6.Waiver. I understand and agree that all of my rights under California Civil Code Section 1542 are expressly waived. I understand that Section 1542 provides as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.
I understand that waiving my rights under Civil Code Section 1542 means that even if I should eventually suffer some damage arising out of my employment and/or separation from employment with Company or any of the other Releasees, that I will not be able to make any claims for those damages, even as to claims which may now exist, but which I do not know exist, and which if known would have affected my decision to sign this Agreement. I acknowledge that I may discover facts or law different from, or in addition to, the facts or law that I know or believe to be true with respect to the claims released in this Agreement and agree, nonetheless, that this Agreement and the releases contained in it shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery of them. I further declare and represent that I intend this Agreement to be complete and not subject to any claim of mistake, and that the releases herein express full and complete releases by me and the other Releasors, and that I intend that the general release by me herein shall be final and complete with respect to Company as well as all other Releasees. I have executed this Agreement with the full knowledge that the general release in Section 4 combined with my waiver of any rights under Civil Code Section 1542 cover all possible claims against Company and any of the other Releasees, to the fullest extent permitted by law.
7.No Assignment. I warrant and represent that I have not assigned or transferred to any person any released matter or any right to the payment or other consideration provided by this Agreement. I agree to defend, indemnify and hold Company and any of the other Releasees harmless from any and all claims based on or in connection with or arising out of any such assignment or transfer made, purported or claimed.
8.No Wrongdoing. I understand that, by signing this Agreement, Company does not admit any wrongdoing and makes no admission that it or any of the other Releasees has engaged, or is now engaging, in any unlawful conduct. I am also admitting no wrongdoing by signing this Agreement. Company and I agree that this Agreement may never be treated as an admission of liability by any party for any purpose. Company and I also agree that no use of this Agreement or any comments made by either party during the discussions or negotiations regarding this Agreement will be used by a party or their representatives in connection with any subsequent legal action except for an action to enforce this Agreement.
9.Confidential Information. I understand that my obligations under my Employee Proprietary Information and Inventions Agreement with the Company remain in effect and survive the termination of my employment with Company.
10.Non-Disparagement. In addition to any other non-disparagement agreement to which I may be bound and subject to Section 14, I expressly agree that I will not in any way disparage or otherwise cause to be published or disseminated any negative statements, remarks, comments or information regarding Company or any of the other Releasees. Notwithstanding the foregoing, I shall not be restrained or prohibited, and it shall not be a breach of this Agreement by me if I make any statements in any letters, legal filings or other related documents or proceedings (i) in each case in connection with or arising out of the pursuit of a claim that I have not released under this Agreement, or (ii) if I am testifying truthfully in any legal proceeding or responding truthfully to any governmental investigations.
11.General. I acknowledge that I have carefully read and fully understand the nature of this Agreement, that I have been advised to consult with an attorney of my choosing before executing this Agreement, that I have had the opportunity to consider this Agreement, and that all of my questions concerning this Agreement have been answered to my satisfaction. I also agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party will not apply in the interpretation of this Agreement. The provisions of this Agreement set forth the entire agreement between me and Company concerning my severance pay and benefits and my termination of employment. Any other contrary promises, written or oral, are replaced by this Agreement, and are no longer effective unless they are contained in this document or are expressly deemed to survive the cessation of my employment with Company in accordance with the terms of the written document in which they are contained. The validity, interpretation and performance of this Agreement shall be construed and interpreted according to the laws of the State of California. Any action arising out of or relating to this Agreement s shall be conducted before the Judicial Arbitration and Mediation Service (JAMS) before a single arbitrator. If the parties are unable to agree on an arbitrator, JAMS shall select the arbitrator. Arbitration shall be located in the County of Orange, State of California. I acknowledge that I have received all compensation to which I am currently entitled from Company and any of the other Releasees through my separation date, including, without limitation, salary, bonuses and vacation pay.
12.Attorneys’ Fees. In the event that any proceeding or action is brought by either party to enforce or interpret the terms of this Agreement, the prevailing party in such proceeding or action shall be entitled to recover its costs of suit, including reasonable attorney’s fees.
13.Representations and Warranties.
13.1.This Agreement in all respects has been voluntarily and knowingly entered into by me.
13.2.I had an opportunity to seek legal advice from legal counsel of my choice with respect to the advisability of executing this Agreement
13.3.I have made such investigation of the facts pertaining to this Agreement as I deem necessary.
13.4.The terms of this Agreement are the result of negotiations between me and Company and are entered into in good faith by us in accordance with California law.
13.5.This Agreement has been carefully read by me and the contents hereof are known and understood by me.
14.Limitations. Notwithstanding the foregoing, I understand the following:
14.1.Nothing contained in this Agreement precludes Employee from filing a charge of discrimination with the United States Equal Employment Opportunity Commission (“EEOC”) or any state fair employment practices agency (“FEPA) or participating in an investigation by the EEOC or any FEPA, but Employee will not be entitled to any monetary or other relief from the EEOC or any FEPA on the basis of or in connection with such charge or investigation, or from any Court as a result of litigation brought on the basis of or in connection with such charge or investigation;
14.2.Nothing in this Agreement prohibits, or is intended in any manner to prohibit, Employee from reporting a possible violation of federal or state law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under whistleblower provisions of federal or state law or regulation. Employee does not need the prior authorization of anyone at the Company to make any such reports or disclosures, and Employee is not required to notify the Company that Employee has made such reports or disclosures. Nothing in this Agreement limits Employee’s ability to receive a whistleblower or other award from a governmental agency or entity for information provided to such an agency or entity.
14.3.Nothing in this Agreement or any other agreement or policy of the Company is intended to interfere with or restrain the immunity provided under 18 U.S.C. § 1833(b) for confidential disclosures of trade secrets to government officials, or lawyers, solely for the purpose of reporting or investigating a suspected violation of law; or in a sealed filing in court or other proceeding.
14.4.Further, Employee is hereby notified, in accordance with the Defend Trade Secrets Act of 2016, 18 U.S.C. § 1833(b), that (a) an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state or local government official, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; (b) an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (c) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding if the individual files any document containing the trade secret under seal and does not disclose the trade secret except pursuant to court order.
[The signature page follows.]

In exchange for the mutual promises contained in this Agreement, the parties execute this Agreement as of the date set forth below.

Employee: Lauren Silvernail

Dated: March 3, 2022        /s/ Lauren Silvernail

Evolus, Inc.

Dated: March 3, 2022        /s/ David Moatazedi
                         David Moatazedi, President & CEO

EXHIBIT A

RELEASE

Reference is made to that certain Separation Agreement and General Release of Claims (the “Agreement”), dated March 3 2022 by and between Lauren Silvernail and Evolus, Inc. Capitalized terms used in this Release (this “Release”) that are not otherwise defined in this Release shall have the meanings given to them in the Agreement.
1.    I, on my own behalf, and on behalf of my heirs, grantees, agents, representatives, devisees, trustees, assigns, assignors, attorneys, and any other entities or persons in which I have an interest (collectively “Releasors”) hereby release and forever discharge Company and each of its past and present agents, employees, representatives, officers, directors, members, managers, attorneys, accountants, insurers, advisors, consultants, assigns, successors, heirs, predecessors in interest, joint ventures, affiliates, subsidiaries, parents, and commonly-controlled entities (collectively “Releasees”) from all liabilities, causes of action, charges, complaints, suits, claims, obligations, costs, losses, damages, rights, judgments, attorneys’ fees, expenses, bonds, bills, penalties, fines, and all other legal responsibilities of any form whatsoever, whether known or unknown, whether suspected or unsuspected, whether fixed or contingent, liquidated or unliquidated that I had or may claim to have against any of the Releasees, including Company, up through and including the date this Release is executed by me, including any and all claims arising under any theory of law, whether common, constitutional, statutory or other of any jurisdiction, foreign or domestic, whether known or unknown, whether in law or in equity, which I had or may claim to have against Company or any of the other Releasees. This general release is intended to have the broadest possible application and releases any tort, contract, common law, constitutional, statutory, and other type of claim I had or may claim to have against Company and/or any of the other Releasees. This general release also includes, but is not limited to, (i) all claims of any kind related to my employment with, compensation by and separation from Company, as well as (ii) all claims relating to any acts or omissions occurring prior to or on the date of this Release between me and Company as well as between me and any of the other Releasees. Releasors specifically release, among other things, claims under all applicable state and federal laws of any kind, including, but not limited to, any claims based on age, sex, pregnancy, race, color, national origin, marital status, religion, veteran status, disability, sexual orientation, medical condition, or other anti-discrimination laws of any type, including, without limitation, Title VII of the Civil Rights Act of 1964 as amended, the Age Discrimination in Employment Act (Title 29, United States Code, Sections 621, et seq.) (“ADEA”), the Americans with Disabilities Act, the Fair Labor Standards Act, the Family Medical Leave Act, the California Fair Employment and Housing Act, the California Workers’ Compensation Act, the California Labor Code, including sections 200, et seq., 970 and 132a, the California Civil Code, and the California Constitution, any other federal or state statutory claims of any kind whatsoever, and all common law claims of any kind, whether arising in tort or contract. If any governmental agency should assume jurisdiction over any claim, charge or complaint arising out of my employment with Company, Releasors also waive the right to recover damages or any other remedy as a result of such claim, charge, or complaint. I acknowledge and agree that, following the payment of the Severance Amount and delivery of any other benefits set forth in Section 3 of the Agreement, Company as well as all of the other Releasees have no other liabilities or obligations to me of any kind or nature whatsoever to me and the Releasors, including, without limitation, no liabilities or obligations owed to me in connection with or relating to my employment with Company. I represent and warrant that I am not a plaintiff or party to any suit, arbitration, action, or administrative proceeding in which Company or any of the other Releasees is a party. I also agree and promise that I will not file any suit, arbitration, action, or administrative claim, charge or any other type of action against Company or any of the other Releasees asserting any of the matters released herein. I further agree not to prosecute, nor allow to be prosecuted on my behalf, in any administrative agency, whether state or federal, or in any court, whether state or federal, any claim or demand of any type related to the matters released herein, it being my intention that with the execution of this release, Company and all of the other Releasees will be absolutely, unconditionally and forever discharged of and from all liabilities and obligations to me and the other Releasors, except as set forth in Section 3 of the Agreement. Notwithstanding any provision hereof to the contrary, neither I nor any of the Releasors is releasing, and this Release shall not be construed to release, any claims I or any of the Releasors have or may have in respect of (1) obligations of Company to perform this Agreement, (2) any rights I have to indemnification pursuant to a written indemnification agreement with the Company, under applicable law, or under the articles of incorporation, bylaws, or similar governing document, or the Company or any of its subsidiaries; or (3) any claim that cannot be released as a matter of law.
2.    I understand that the general release in Section 1 above includes a waiver of any and all rights and claims I had or may claim to have against Company as well as any of the other Releasees, including any rights and claims which I may claim to have arising under the ADEA. I admit that this Release satisfies the requirements of 29 U.S.C. § 626(f). I also acknowledge and agree that I have read and understand the terms of this Release. I represent that I have been advised in writing by this Release to consult with an attorney of my choosing regarding the waiver of rights and claims under the ADEA. I also acknowledge that I have obtained and considered such legal counsel as I deem necessary, such that I am entering into this Release freely, knowingly, and voluntarily. I agree that in return for this Release I will receive consideration beyond that which I was already entitled before executing this Release. I was informed that I had not less than twenty-one (21) days within which to consider this Release and that if I wished to execute this Release prior to the expiration of such 21-day period I will have done so voluntarily and with full knowledge that I am waiving my right to have twenty-one (21) days to consider this Release; and that such twenty-one (21) day period to consider this Release would not and will not be re-started or extended based on any changes, whether material or immaterial, that are or were made to this Release in such twenty-one (21) day period after I received it. I was informed that I had seven (7) days following the date of execution of this Release in which to revoke this Release, and this Release will become null and void if I elect revocation during that time. Any revocation must be in writing and must be received by the Company during the seven-day revocation period. In the event that I exercises this revocation right, neither the Company nor I will have any obligation under this Release. To revoke, I understand that I must send a written notice of revocation to the Company (Evolus, Inc., 520 Newport Center Dr., Suite 1200, Newport Beach, California 92660, Attention: General Counsel) so that it is received within the seven-day period following execution of this Release by me. Nothing in this Release prevents or precludes me from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law. I further understand I am not waiving any right or claim under the ADEA that may arise after the effective date of this Release.

3.    I understand and agree that all of my rights under California Civil Code Section 1542 are expressly waived. I understand that Section 1542 provides as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

I understand that waiving my rights under Civil Code Section 1542 means that even if I should eventually suffer some damage arising out of my employment and/or separation from employment with Company or any of the other Releasees, that I will not be able to make any claims for those damages, even as to claims which may now exist, but which I do not know exist, and which if known would have affected my decision to sign this Release. I acknowledge that I may discover facts or law different from, or in addition to, the facts or law that I know or believe to be true with respect to the claims released in this Release and agree, nonetheless, that this Release and the releases contained in it shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery of them. I further declare and represent that I intend this Release to be complete and not subject to any claim of mistake, and that the releases herein express full and complete releases by me and the other Releasors, and that I intend that the general release by me herein shall be final and complete with respect to Company as well as all other Releasees. I have executed this Release with the full knowledge that the general release in Section 1 combined with my waiver of any rights under Civil Code Section 1542 cover all possible claims against Company and any of the other Releasees, to the fullest extent permitted by law.
4.    I warrant and represent that I have not assigned or transferred to any person any released matter or any right to the payment or other consideration provided by this Release. I agree to defend, indemnify and hold Company and any of the other Releasees harmless from any and all claims based on or in connection with or arising out of any such assignment or transfer made, purported or claimed.
5.    I confirm that I resigned as an officer, employee, director, manager and in each and every other capacity with the Company and each of its subsidiaries on the Separation Date.
6.    I acknowledge that I have carefully read and fully understand the nature of this Release, that I have been advised to consult with an attorney of my choosing before executing this Release, that I have had the opportunity to consider this Release, and that all of my questions concerning this Release have been answered to my satisfaction. I also agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party will not apply in the interpretation of this Release. The validity, interpretation and performance of this Release shall be construed and interpreted according to the laws of the State of California. I acknowledge that I have received all compensation to which I am currently entitled from Company and any of the other Releasees through my separation date, including, without limitation, salary, bonuses and vacation pay.
7.    This Release in all respects has been voluntarily and knowingly entered into by me. I had an opportunity to seek legal advice from legal counsel of my choice with respect to the advisability of executing this Release. I have made such investigation of the facts pertaining to this Release as I deem necessary. The terms of this Release are the result of negotiations between me and Company and are entered into in good faith. This Release has been carefully read by me and the contents hereof are known and understood by me.
8.    Notwithstanding the foregoing, I understand the following:
•Nothing contained in this Release precludes me from filing a charge of discrimination with the United States Equal Employment Opportunity Commission (“EEOC”) or any state fair employment practices agency (“FEPA) or participating in an investigation by the EEOC or any FEPA, but I will not be entitled to any monetary or other relief from the EEOC or any FEPA on the basis of or in connection with such charge or investigation, or from any Court as a result of litigation brought on the basis of or in connection with such charge or investigation;
•Nothing in this Release prohibits, or is intended in any manner to prohibit, me from reporting a possible violation of federal or state law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under whistleblower provisions of federal or state law or regulation. I do not need the prior authorization of anyone at the Company to make any such reports or disclosures, and I am not required to notify the Company that I have made such reports or disclosures. Nothing in this Release limits my ability to receive a whistleblower or other award from a governmental agency or entity for information provided to such an agency or entity.
•Nothing in this Release or any other agreement or policy of the Company is intended to interfere with or restrain the immunity provided under 18 U.S.C. § 1833(b) for confidential disclosures of trade secrets to government officials, or lawyers, solely for the purpose of reporting or investigating a suspected violation of law; or in a sealed filing in court or other proceeding.
•Further, I am hereby notified, in accordance with the Defend Trade Secrets Act of 2016, 18 U.S.C. § 1833(b), that (a) an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state or local government official, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; (b) an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (c) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding if the individual files any document containing the trade secret under seal and does not disclose the trade secret except pursuant to court order.
Employee: Lauren Silvernail

Dated:     , 2022

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